As filed with the Securities and Exchange Commission on March 20, 2013

Registration No.  333-176372

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COMBIMATRIX CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	47-0899439
(State or other jurisdiction of	(I.R.S. Employer
incorporation )	Identification Number)

310 Goddard, Suite 150

Irvine, California  92618

(949) 753-0624

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

SCOTT R. BURELL

Chief Financial Officer

CombiMatrix Corporation

310 Goddard, Suite 150

Irvine, California  92618

(949) 753-0624

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Parker A. Schweich, Esq.
Dorsey & Whitney LLP

600 Anton Boulevard

Suite 2000

Costa Mesa, California 92626

(714) 800-1400

Approximate date of commencement of proposed sale to the public:

from time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-176372) of CombiMatrix Corporation (the “Company”) is being filed solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 1 consists only of a facing page, this explanatory note and Item 16 of Part II of the Registration Statement on Form S-3 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any other part of the Registration Statement. This Post-Effective Amendment No. 1 shall become effective immediately and automatically upon filing with the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS

EXHIBIT NUMBER

1.1	Form of Underwriting Agreement**

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-139679), filed December 26, 2006, as amended).

4.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K (File No. 001-33523), filed March 18, 2010).

4.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1A to the Quarterly Report on Form 10-Q (File No. 001-33523), filed August 14, 2008).

4.4	Form of Certificate of Designation of preferred stock**

4.5	Specimen preferred stock certificate**

4.6	Form of Warrant**

4.7	Form of Warrant Agreement**

4.8	Form of Debt Security**

4.9	Form of Warrant to Purchase Common Stock issued May 2009 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-33523), filed April 29, 2009).

4.10

Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523), filed with the SEC on December 4, 2012).

4.11

Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523), filed with the SEC on October 1, 2012).

5.1	Opinion of Dorsey & Whitney LLP***

23.1	Consent of Peterson Sullivan LLP***

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)***

23.3	Consent of Haskell & White LLP*

24.1	Power of Attorney (included in signature page to original filing on August 17, 2011)

*      Filed herewith.

**   To be filed by amendment to this registration statement or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

***  Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 19th day of March, 2013.

COMBIMATRIX CORPORATION

By:	/s/ MARK MCDONOUGH
Mark McDonough
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK MCDONOUGH	President, Chief Executive Officer	March 19, 2013
Mark McDonough	and Director (Principal Executive Officer)

/s/ SCOTT R. BURELL	Chief Financial Officer, Treasurer	March 19, 2013
Scott R. Burell	and Secretary (Principal Financial
and Chief Accounting Officer)

/s/ R. JUDD JESSUP	Chairman of the Board	March 19, 2013
R. Judd Jessup

/s/ WEI RICHARD DING	Director	March 19, 2013
Wei Richard Ding

/s/ RICHARD HOCKETT, JR., M.D.	Director	March 19, 2013
Richard Hockett, Jr., M.D.

/s/ JEREMY M. JONES	Director	March 19, 2013
Jeremy M. Jones

*	Director	March 19, 2013
Scott Gottlieb, M.D.

*By:	/s/ SCOTT R. BURELL
Scott R. Burell, as Attorney-in-Fact *pursuant to Power of Attorney filed with the original filing on August 17, 2011

INDEX OF EXHIBITS

EXHIBIT NUMBER

1.1	Form of Underwriting Agreement**

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-139679), filed December 26, 2006, as amended).

4.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K (File No. 001-33523), filed March 18, 2010).

4.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1A to the Quarterly Report on Form 10-Q (File No. 001-33523), filed August 14, 2008).

4.4	Form of Certificate of Designation of preferred stock**

4.5	Specimen preferred stock certificate**

4.6	Form of Warrant**

4.7	Form of Warrant Agreement**

4.8	Form of Debt Security**

4.9	Form of Warrant to Purchase Common Stock issued May 2009 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-33523), filed April 29, 2009).

4.10

Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523), filed with the SEC on December 4, 2012).

4.11

Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523), filed with the SEC on October 1, 2012).

5.1	Opinion of Dorsey & Whitney LLP***

23.1	Consent of Peterson Sullivan LLP***

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)***

23.3	Consent of Haskell & White LLP*

24.1	Power of Attorney (included in signature page to original filing on August 17, 2011)

*      Filed herewith.

**   To be filed by amendment to this registration statement or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

***  Previously filed.